	Lawrence D. Hollman *	Laurence B. Russell	George F. Jones	Harold G. Belkowitz	Sarah O. De Santis	Mark Stanley
	Stephen L. Parker	Joseph C. Kovars	Michael L. Jennings	George A. Aitken	Seth Kossman	Matthew T. Vocci
	Paul M. Vincent	Raymond Daniel Burke	Leslie D. Goldsmith	Jeffrey A. Regner	Eric Radz
	Jerald J. Oppel	Patrick K. Cameron	Sharon A. Snyder	Julie E. Kass	Stacy Bekman Radz	Counsel
	Alan J. Mogol	Robert E. Mazer	Carol M. McCarthy	William T. Mathias	Christie J. Braun *	James R. Worsley, Jr. *
	Aldrich B. Davis	Carel T. Hedlund	William J. Thomas	Kelly J. Davidson	Emily H. Wein	Thomas D. Washburne
Ober, Kaler, Grimes & Shriver Attorneys at Law Offices In Maryland Washington, D.C. Virginia 120 East Baltimore Street Baltimore, Maryland 21202-1643 410-685-1120 / Fax 410-547-0699 www.ober.com	John Anthony Wolf	Howard L. Sollins	S. Craig Holden	Kevin M. Robertson	Chiarra-May E. Stratton	Lewis C. Strudwick
	Thomas W. Coons	Frank C. Bonaventure, Jr.	Robert B. Hopkins	Anthony F. Vittoria	Ami D. Gadhia *	Carlyle C. Ring, Jr. *
	John J. Miles *	David S. Musgrave	E. Scott Johnson	Neil E. Duke	Stephen D. Charnoff *	Manfred W. Leckszas
	Donald R. Mering	Steven R. Smith	William E. Berlin *		Sylvia Ontaneda-Bernales	Jervis S. Finney
	Patrick K. O’Hare *	Térese M. Connerton *	E. John Steren	David G. Kinzer	Alan J. Arville *	Donald C. Greenman
	F. Thomas Rafferty	Kevin A. Dunne	Thomas K. Hyatt *	Penny Somer-Greif	Michael D. Beattie	Stephen M. Cordi
	Geoffrey S. Tobias	James E. Edwards, Jr.	Mary Baker Edwards	Grace H. Kraemer	Alexis B. Rohde	Leonard C. Homer
	Marc K. Cohen	John N. Rodock *	Leon Rodriguez	Peter Stine *	Michael A. Schollaert	Jerome D. Carr
	James B. Wieland	Jay Bernstein	Royal W. Craig	David R. Forrer	Sarah M. Hornbeck	Melinda B. Antalek
	Sanford V. Teplitzky	John F. Morkan, III	David L. Cole	Christine M. Morse	Michael P. Balducci	Betty C. Bannat
	Robert L. Ash ***	Edwin G. Davila-Bloise	Randall L. Hagen	S. Scott Tate	Joshua J. Freemire	Paul W. Kim
	M. Hamilton Whitman, Jr.	Stuart M. Schabes	Nikolaus F. Schandlbauer	Carla M. Murphy	Christopher F. Lonegro
	Paul S. Sugar	John J. Eller	Ray M. Shepard	Jonathan M. Holda	Walter R. Kirkman
	Jeffery S. Kuperstock	Diane F. Schmitt	Kenneth B. Abel	June E. Hooper	Meredith J. O’Connor
	Gary M. Hyman	Matthew W. Nayden	Elissa F. Borges	Matthew W. Green, Jr.	Jed R. Spencer
	Martha Purcell Rogers *	Matthew A. Mace	John F. Lessner	Geoffrey K. Calderone, Jr.	Kristin C. Cilento
	Robert E. Scher	Darlene R. Davis	Ethan J. Blank *	Donna J. Senft	Kelly M. Preteroti	*Bar other than Maryland

June 5, 2007

Bay National Corporation
2328 W. Joppa Road, Suite 325
Baltimore, Maryland 21093

Re:	Bay National Corporation 2007 Stock Incentive Plan (the “Plan”) - Registration Statement on Form S-8 for 253,750 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Bay National Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, (the “Act”) on Form S-8 (the “Registration Statement”) of 253,750 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), to be issued under the Bay National Corporation 2007 Stock Incentive Plan (the “Shares”). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Charter and By-Laws of the Company, the Plan, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares, a short-form good standing certificate for the Company issued as a recent date by the Maryland State Department of Assessments and Taxation, a Certificate of the Secretary of the Company dated June 5, 2007 and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely on the Certificate of the Secretary.

In addition to the qualifications set forth above, this opinion is subject to the additional assumptions, qualifications, and limitations as follows:

(a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the Sate of Maryland. To the extent that any documents referred to herein are governed by the laws of the jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

(b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(c) We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.

(d) We assume that the issuance of the Shares will not cause the Company to issue shares of Common Stock in excess of the number of shares of Common Stock authorized by the Company’s Charter at the time of their issuance.

        (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Based on the foregoing assumptions, qualifications and limitations, having regard for such legal considerations as we deem relevant, it is our opinion that the Shares reserved for issuance under the Plans have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under each of the Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

                         /s/ OBER, KALER, GRIMES & SHRIVER

                               OBER, KALER, GRIMES & SHRIVER